ALTERNATIVE STRATEGIES GROUP, INC.
401 South Tryon Street
Charlotte, NC  28202

December 10, 2010

ASGI CORBIN MULTI-STRATEGY FUND
 c/o Alternative Strategies Group, Inc.
401 South Tryon Street
Charlotte, NC  28202

Re: Expense Limitation Agreement

With reference to the Advisory Agreement dated as of December 10, 2010 by and among Alternative Strategies Group, Inc. (the “Advisor”) and ASGI Corbin Multi-Strategy Fund (the “Fund”), we hereby agree as follows:

 1.           Through the later of (i) January 31, 2012, or (ii) twelve months from the date the Fund commences operations, the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of the Fund (excluding the Fund’s borrowing and other investment-related costs and fees (including any underlying manager fees and expenses), taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business), including, for the avoidance of doubt, the Fund’s start-up, offering and organizational expenses, to 1.00% annually of the Fund’s average net assets (2.25% annually, including the Advisor’s management fee).

2.           The Advisor shall be permitted to recover fees and expenses it has waived or borne subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund’s expenses fall below the annual rate set forth in any then-applicable expense limitation agreement; provided, however, that the Fund is not obligated to pay any such deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3.           During the periods covered by this letter agreement, the expense limitation arrangement set forth above may only be modified by a majority vote of the “non-interested” Managers of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”)).

4.           We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per unit and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

ALTERNATIVE STRATEGIES GROUP, INC.

By:  /s/ Adam I. Taback
Name:  Adam I. Taback
Title:  President

ACCEPTED AND AGREED TO ON BEHALF OF:

ASGI CORBIN MULTI-STRATEGY FUND, LLC

By:  /s/ Yukari Nakano
Name:  Yukari Nakano
Title:  Chief Operating Officer